MAP Pharmaceuticals Reports Second Quarter of 2012 Financial Results

MOUNTAIN VIEW, Calif., July 24, 2012 /PRNewswire/ -- MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the second quarter ended June 30, 2012.

The net loss for the three months ended June 30, 2012 was $13.3 million, compared to a net loss of $11.3 million during the same period in 2011. The net loss for the six months ended June 30, 2012 was $31.1 million, compared to a net loss of $27.3 million during the same period in 2011. As of June 30, 2012, MAP Pharmaceuticals had cash and cash equivalents of $68.4 million, compared to $79.0 million as of March 31, 2012.

"As we previously announced, in the second quarter we had an End-of-Review meeting with the U.S. Food and Drug Administration," said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. "We reduced our operating expenses in the second quarter as we work to address the outstanding items identified by the FDA and we believe we are on track to file the resubmission in the late third quarter/early fourth quarter 2012 timeframe. If approved, we believe that LEVADEX has the potential to provide an important treatment option to many of the 30 million Americans who experience migraine."

2012 Year-to-Date Key Developments:

  Announced that the U.S. Food and Drug Administration (FDA) issued a Complete Response letter on March 26, 2012 to its New Drug Application (NDA) for LEVADEX® inhalation aerosol. In the Complete Response letter, the FDA requested that the Company address issues relating to chemistry, manufacturing and controls (CMC) and observations from a facility inspection of a third party manufacturer. The FDA also indicated that it had not been able to complete review of inhaler usability information requested late in the review cycle by the FDA. The FDA did not cite any clinical safety or efficacy issues, nor did the FDA request that any additional clinical studies be conducted prior to approval.
  Announced an End-of-Review meeting with the FDA for the LEVADEX NDA. Based upon the meeting with the FDA, the Company is in the process of addressing the issues in the Complete Response letter and plans to resubmit to the FDA in the late third quarter/early fourth quarter 2012 timeframe.
  Appointed W. James O'Shea to the Board of Directors, bringing to the Board 35 years of healthcare industry experience in product commercialization and operations.
  Announced the issuance of U.S. Patent No. 8,119,639 and U.S. Patent No. 8,148,377, both titled "Method of Therapeutic Administration of DHE to Enable Rapid Relief of Migraine while Minimizing Side Effect Profile." The patents, which expire in 2028, claim novel pharmacokinetic profiles and result from the Company's discovery that dihydroergotamine (DHE) can be administered to achieve pharmacokinetic profiles that result in rapid efficacy while minimizing side effects that are typically seen with other migraine drugs.

Three and Six Month Financial Results

Revenues for the three and six months ended June 30, 2012 were $0.9 million and $1.9 million, respectively, compared to $0.8 million and $1.4 million for the same periods in 2011. The revenues for both years were due to amortization of a $60.0 million nonrefundable upfront cash payment received in February 2011, pursuant to a collaboration agreement with Allergan, Inc. entered into in January 2011.

Research and development (R&D) expenses for the three and six months ended June 30, 2012 were $7.8 million and $18.7 million, respectively, compared to $7.3 million and $18.8 million for the same periods in 2011. For the three months ended June 30, 2012 compared to the same period in 2011, the increase in R&D expenses was due primarily to an increase in expenses related to early stage research projects, partially offset by a decrease in expenses related to the LEVADEX program. For the six months ended June 30, 2012 compared to the same period in 2011, the decrease in R&D expenses was due primarily to a decrease in expenses related to the LEVADEX program, partially offset by an increase in expenses related to early stage research projects and an increase in personnel related expenses, including stock-based compensation.

Sales, general and administrative (SG&A) expenses for the three and six months ended June 30, 2012 were $6.4 million and $14.3 million, respectively, compared to $4.8 million and $9.6 million for the same periods in 2011. For the three months ended June 30, 2012 compared to the same period in 2011, the increase in SG&A expenses was due primarily to an increase in personnel related expenses primarily within sales and marketing, including stock-based compensation, partially offset by a decrease in professional services. For the six months ended June 30, 2012 compared to the same period in 2011, the increase in SG&A expenses was due primarily to an increase in personnel related expenses primarily within sales and marketing, including stock-based compensation, and an increase in professional services, including activities in preparation for a potential launch of LEVADEX.

For the three and six months ended June 30, 2012, non-cash stock-based compensation and depreciation were approximately $2.5 million and $5.2 million, respectively.

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The U.S. Food and Drug Administration (FDA) reviewed the New Drug Application (NDA) for LEVADEX and on March 26, 2012, the Company received a Complete Response letter with respect to this NDA. The Company completed an End-of-Review meeting with the FDA and plans to resubmit in the late third quarter/early fourth quarter 2012 timeframe. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including, without limitation, statements regarding the process and timing for responding to the FDA's Complete Response letter with respect to the Company's LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company's business, including, without limitation, risks and uncertainties relating to the regulatory process to have the Company's LEVADEX product candidate approved for commercial use, including the possibility that the FDA may require additional studies and data with respect to LEVADEX, which may delay the approval of the LEVADEX NDA and require additional capital. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Sr. Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Lisa Borland, (650) 386-3122, lborland@mappharma.com.

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$68,419	$98,816
Accounts receivable	229	636
Other current assets	743	763

Total current assets	69,391	100,215
Property and equipment, net	6,720	6,786
Other assets	27	27
Restricted investment	310	310

Total assets	$76,448	$107,338

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,813	$10,793
Current portion of deferred revenue	3,512	3,349

Total current liabilities	11,325	14,142
Deferred revenue, less current portion	51,512	53,581
Other liabilities	-	63

Total liabilities	62,837	67,786

Total stockholders' equity	13,611	39,552

Total liabilities and stockholders' equity	$76,448	$107,338

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011

Collaboration revenue	$878	$837	$1,906	$1,395

Operating expenses:
Research and development	7,773	7,259	18,735	18,827
Sales, general and administrative	6,399	4,796	14,308	9,639

Total operating expenses	14,172	12,055	33,043	28,466

Loss from operations	(13,294)	(11,218)	(31,137)	(27,071)

Other income (expense), net	2	(84)	2	(231)

Net loss	$(13,292)	$(11,302)	$(31,135)	$(27,302)

Net loss per share - basic and diluted	$(0.43)	$(0.37)	$(1.02)	$(0.90)

Weighted average shares outstanding used in computing net loss per share - basic and diluted	30,698	30,333	30,659	30,272

Total comprehensive loss	$(13,292)	$(11,302)	$(31,135)	$(27,302)